BKD
LLP
Independent Accountant's Report

Board of Directors
National Cooperative Bank
Washington, DC

We have examined management's assertion about NCB's (the Bank) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's
Uniform Single Attestation Program for Mortgage Bankers (USAP) and that the Bank had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000 and
$10,000,000 as of and for the year ended December 31, 2004. Management is responsible for the
Bank's compliance with those minimum servicing standards as they relate to serviced commercial blanket real estate loans. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of
Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Bank complied with the aforementioned minimum servicing standards and that the Bank had in effect a fidelity bond and errors and omissions policy in the amount of$10,000,000 and $10,000,000, respectively, as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

BKD.
LLP
Indianapolis, Indiana
February 17, 2005
201 N. Illinois Street, Suite 700 P>O>Box 44998 Indianapolis, IN 46244-0998 317-383-4000 Fax 317-383-4200